Exhibit 99.1

900 Circle 75 Parkway, Suite 1120

Atlanta, GA 30339

770-933-7000

770-933-7010 Fax

www.sunlinkhealth.com

SunLink Health Systems, Inc.

January 23, 2008

BY FACSIMILE AND OVERNIGHT MAIL

Berggruen Holdings North America LTD.

1114 Avenue of the Americas, 41st Floor

New York, New York 10036

Attn: Jared Bluestein, Chief Operating Officer

Dear Mr. Bluestein:

On behalf of the Board of Directors of SunLink Health Systems, Inc., this will acknowledge receipt of your letters of January 11, and January 18, 2008.

In your letter of January 18, you complain that your concerns about the members of our “so called Special Committee” being independent and about the legal representation of that Committee have not been responded to. The Board has no duty to respond to you, an interested party who is attempting to force a quick, and if possible cheap, sale of SunLink, concerning such matters. In any event, you misunderstand the reasons for and the status of that committee. The Special Committee was formed to assist the Board in its efforts to make an informed decision about how to take the Company forward. The Board is charged with promoting the best interests of the Company and all shareholders and will make all decisions in furtherance of that duty. The Special Committee was not appointed by the Board because any conflict existed with management, or any member of the Board, and has no need or reason to be “independent” of the entire Board or, as you say, to have “independent” counsel different from SunLink’s general counsel. With due respect, these issues are simply not your concern in any event.

Regarding your demand for inspection, SunLink’s counsel will respond directly to your counsel as you requested.

Finally, please note that the Board of Directors of SunLink has and will continue to perform its duties with care and diligence and will not be instructed about how to do so by third parties pursuing their own economic interests to the potential detriment of other shareholders. As stated in our recent press release, although the Board has not foreclosed any option, it will not approve efforts by any potential purchaser who seeks to acquire SunLink for less than its true value. The Board is evaluating the offer by Resurgence and SunLink will reply when that evaluation is concluded. No amount of drum beating, letter writing, inspection demands or other stirring the pot will change this.

Very truly yours,

/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr. Chairman of the Board of Directors Cc: SunLink Board of Directors